Media Contact: D. Neil Dauby Chairman & Chief Executive Officer 812-482-1314 FOR IMMEDIATE RELEASE GERMAN AMERICAN BANK ANNOUNCES SCOTT POWELL AS CHIEF CREDIT OFFICER JASPER, Ind., March 4, 2024 -- German American Bancorp, Inc. (Nasdaq: GABC) and its banking subsidiary, German American Bank, announces that Scott Powell has been appointed Executive Vice President, Chief Credit Officer, effective April 1, 2024. Powell will succeed current Executive Vice President and Chief Credit Officer, Keith A. Leinenbach, who will be retiring. Leinenbach will retire after 24 years with the organization and over 40 years of broad-based banking industry experience. Keith has been a trusted steward of German American’s credit culture for decades and has provided exceptional executive leadership over the years. Neil Dauby, Chairman and CEO, states, “We wish Keith well in his retirement years and thank him for his dedicated leadership and service to our customers, employees, shareholders and communities. Throughout the course of his career with German American, Keith has played a critical role in strengthening the company’s credit culture as well as our culture of team work and collaboration. As an executive, he has been instrumental in growing our company both organically and through acquisitions, and driving superior financial performance.” Powell joined German American Bank through the acquisition of First Security Bank in 2018 where he served as an executive and Chief Credit officer. He currently serves in the role of Regional Credit Officer at German American. Scott brings vast credit administrative experience with nearly 34 years of commercial risk and banking experience at community and large national banks. Dauby comments, “This transition of our Chief Credit Officer position is the company’s final step in the ongoing management succession planning the board has been implementing for the past several years. We are excited to expand Scott’s leadership role within our organization. He consistently demonstrates the qualities that define German American’s culture with an unwavering commitment to our customers, employees, shareholders and communities.” Powell resides in Newburgh, Indiana. He earned his Bachelor of Science degree from McKendree University and his MBA from the University of Southern, Indiana. About German American German American Bancorp, Inc. is a Nasdaq-traded (symbol: GABC) financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 75 banking offices in 19 southern Indiana counties and 14 counties in Kentucky. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).